Exhibit 99.1



                                                   Citizens Communications
                                                   3 High Ridge Park
                                                   Stamford, CT 06905
                                                   203.614.5600
                                                   Web site: www.czn.net



FOR IMMEDIATE RELEASE


Contacts:
Brigid Smith                        Michael Zarrella
Assistant Vice President            Vice President
Corporate Communications            Corporate Development
203.614.5042                        203.614.5179
bsmith@czn.com                      mzarrell@czn.com


                             CITIZENS COMMUNICATIONS
                       ANNOUNCES STOCK REPURCHASE PROGRAM
                       ----------------------------------
                           Quarterly dividend declared

Stamford, Conn., May 26, 2005 - Citizens Communications Company (NYSE: CZN) today announced that its Board of Directors has authorized the repurchase of up to $250 million worth of the Company's outstanding shares of common stock over the next 12 months. Shares may be purchased in the open market or in negotiated transactions from time to time at the discretion of the Company's management. This authorization amounts to approximately 5.6 percent of the Company's current shares of common stock outstanding based on yesterday's closing pricing.
Additionally, the Company announced today that it will retire at or prior to maturity all $228 million in aggregate principal amount of its outstanding 6.75 percent notes due August 2006 and 7.60 percent senior notes due June 2006 from cash on hand.

In other business, the Company today announced that the Board of Directors voted to declare its regular quarterly cash dividend of $0.25 per share, payable on June 30, 2005, to shareholders of record on June 9, 2005.

About Citizens Communications
More information about Citizens can be found at www.czn.net.


This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


                                       ###